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EXHIBIT 10.68

LICENSE AGREEMENT

This Agreement is made the 29th day of March, 1994.

LICENSORS:	Medical Research Council (MRC) of 20 Park Crescent, London WIN 4AL; Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall, Cambridge C82 4AT; Marianne Bruggemann c/o Institute of Animal Physiology and Genetics Research, Babraham Hall, Cambridge CB2 4AT;
LICENSEE:	Cell Genesys, Inc. of 322 Lakeside Drive, Foster City, California 94404.

INTRODUCTION

The Licensors are joint owners of Patent Rights relating to Production of Antibodies from Transgenic Animals and Licensee desires a non-exclusive License under these Patent Rights.

IT IS AGREED as follows:

1.	DEFINITIONS
In this Agreement, the following words and expressions shall be construed as follows:
1.1
"the Animals" are those transgenic animals claimed by Patent Rights having inserted into their germline DNA that codes for at least part of an immunoglobulin of foreign origin or that includes at least a variable region not in fully rearranged form, the DNA being rearranged in the animal to encode a repertoire of immunoglobulins with part or parts derived from the inserted DNA which are expressed in cells or body fluids of the animal.
	1.2	"the Products" are those products, particularly immunoglobulins produced directly or indirectly from the Animals using the Method and which are marketed or sold upon a commercial basis.
	1.3	"the Method" is the method of producing Products as claimed in the Patent Rights.
1.4
"Affiliate" shall mean i) any corporation, company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with Licensee, or ii) Xenotech, L.P. or its Affiliates. For the purpose of this definition "control" shall mean the direct or indirect beneficial ownership of at least forty-nine percent (49%) in the income or stock of such corporation or business.
	1.5	The following words and expression shall have the definitions as specified in the following clauses of this Agreement:
Date of Agreement:	Clause 2;
Parties:	The persons and legal entities listed at the head of this Agreement;
Licensors:	The legal entities and person listed under Licensors at the head of this Agreement;
Patent Rights;	Clause 3;
Territory:	Clause 4;
Net Sales:	Clause 8.5;
Royalty Territory	Clause 5.

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.	COMMENCEMENT
This Agreement shall commence on the Date of this Agreement which is the date at the head of this Agreement.
3.	PATENT RIGHTS

The Patent Rights shall mean the United Kingdom patent application PA 882323869.9 and corresponding foreign patent applications listed in the Schedule to this Agreement, and any divisions, renewals, continuations-in-part, patents of addition and extensions of any such applications, and any patents granted on any of the preceding applications which Licensors own or have the right to license or sublicense on the Date of the Agreement, and any reexaminations or reissues of any of the preceding patents. Extension of the term of any Patent Right by separate extension certificate shall be regarded as an extension of the original Patent Right. The Schedule shall be modified by the Licensors from time-to-time so that it accurately reflects patent applications and patents owned by Licensors existing during the term of this Agreement relating to the Method, the Products or the Animals.
4.	TERRITORY
This Agreement is world-wide.
5.	ROYALTY TERRITORY

Royalties shall be payable only in respect to Net Sales made (i) in those countries or jurisdictions in which Patent Rights exist and in which Licensee, or its Affiliates or sublicensees performs an act which would be an infringement of a claim within the Patent Rights in said country or jurisdiction during the term of this Agreement, or (ii) in those countries or jurisdictions in which no Patent Rights covering a particular Product exist, where such Products sold in such country or jurisdiction were made in a country or jurisdiction in which Patent Rights covering such Product are in effect at the time of the sale of the Product.
6.	GRANT OF RIGHTS
	6.1	The Licensors grant to the Licensee a non-exclusive license for the Territory to:
		6.1.1	perform the Method: and
		6.1.2	manufacture, have made, distribute or sell the Products; and
		6.1.3	manufacture or have made the Animals.
7.	APPOINTMENT OF ADMINISTRATOR/AGENT

For the purpose of administering this Agreement, the Licensors have appointed the Medical Research Council (MRC) as administrator and the Licensors Agricultural & Food Research Council and Marianne Bruggemann have authorized MRC to negotiate this Agreement and execute it as agent on their behalf. MRC has provided Licensee with such evidence of its authority as required by Licensee. All payments, reports or other consultation or referral by or from Licensee to Licensors as required by this Agreement shall be made to MRC and submission by Licensee to MRC shall be sufficient to comply with this Agreement. If at any time the Licensors amend the relationship amongst themselves, they shall promptly advise Licensee in writing but the amendment of such relationship shall not affect Licensee's rights or obligations under this Agreement.
8.	PAYMENTS
8.1
In consideration for the non-exclusive license granted by this Agreement, the Licensee shall pay to the [Confidential Treatment Requested] of signature of this Agreement. This sum is not refundable and is not to be credited against royalties.

8.2
Unless the Agreement is terminated earlier, within thirty (30) days following the first achievement by Licensee of the following milestones, Licensee shall pay Licensor one-time milestone payments according to the following schedule:
[Confidential Treatment Requested]
8.3	[Confidential Treatment Requested].
8.4
In further consideration of the licenses granted by this Agreement, and unless the Agreement is terminated earlier, Licensee shall pay to Licensors a royalty at [Confidential Treatment Requested] Affiliates or sublicensees where Licensee, its Affiliates or sublicensees has performed the Method, or the Animals or Products are made, or the Products are sold, in each case in the Royalty Territory.
8.5
"Net Sales" shall mean the gross amount received by Licensee, Affiliates, or sublicensees for sales of Products less the following items to the extent that they are paid or allowed and included in the invoice price:
normal cash and trade discounts, and rebates actually granted in amounts customary in the trade.
credits allowed for Products returned or not accepted by customers;
outbound packaging, transportation and prepaid insurance charges on shipments or deliveries to customers;
sales, excise, value added, import and/or export taxes and/or any taxes and/or tariff duties directly imposed on and paid in connection with the sale of Products.
8.6
Should Licensee or its Affiliates or sublicensees sell Products to another Affiliate, licensee or sublicensee of the Patent Rights for production of Products on which a royalty will be payable, then a royalty will only be payable once on the Product finally sold commercially. It is understood that only one royalty is payable with respect to sale of a Product regardless of how many claims of patents or patent applications within the Patent Rights cover such Product. No royalty shall be paid with respect to Products or Animals used in research and/or development, in clinical trials or as samples.
8.7
In the event that a Product under this Agreement is sold in combination with one or more other active components whose sale or use are not covered by the Patent Rights (a "Combination Product"), then Net Sales for purposes of determining royalty payments on the Combination Product shall be calculated using one of the following methods:
(a)
In the case of a combination Product, by multiplying the net selling price of that Combination Product by the fraction A/(A + B), where A is the gross selling price of the Product sold separately and B is the gross selling price of the other active components in the Combination Product sold separately; or
(b)
In the event that there are no such separate sales, Net Sales of the Combination Product for royalty determination shall be allocated as agreed by Licensee and Licensors between the Product and all other active components in the Combination Product, based upon their relative importance and proprietary protection.

8.8
If this Agreement is not terminated earlier, Licensee's obligation to pay royalties hereunder shall continue, on a country by country basis, until the expiration of the last to expire of any issued patents within the Patent Rights. The liability for royalties will cease if no patent has issued on a patent application within the [Confidential Treatment Requested] until such time a patent is granted, if ever. Notwithstanding the above, no royalties shall accrue in respect of acts by Licensee, or its Affiliates or sublicensees insofar as they are covered by a claim in a pending patent application in a jurisdiction in which no rights by way of damages or other remedy are created until actual grant of the patent, for example, although not limited thereto, the United States of America.
8.9
In the event that any patent or issued claim included within the Patent Rights is held invalid or unenforceable by a court or other governmental body of competent jurisdiction, or any patent application within the Patent Rights is abandoned or permitted to expire or is canceled, any obligation to pay royalties on such patent, patent application or claim, shall cease as of the date of such determination, on a country-by-country basis; provided, however, if an appeal is taken from such determination, any royalties due hereunder with respect to such patent or patent application shall be paid into an escrow account as agreed by Licensors and Licensee until a final determination from which no appeal has been taken. If the final determination is that the patent or patent application in question is held to be invalid or unenforceable or canceled, all payments placed into escrow shall be promptly returned to Licensee. If the final determination of invalidity or unenforceability is reversed or the cancellation is held invalid on appeal, the royalty obligation hereunder shall thereafter be reinstated during the term of this Agreement and Licensor shall promptly receive the payments placed in escrow.
9.	SUB-LICENSING
9.1
The License granted in Section 6.1 shall include the right to grant sublicenses under the Patent Rights in conjunction with a grant by Licensee of a license or sublicense of intellectual property which it owns or has the right to license or sublicense (other than the Patent Rights licensed to Licensee herein) covering transgenic mice producing immunoglobulins, the immunoglobulins produced or the method for producing the transgenic mice and/or immunoglobulins, in cases where, in the absence of such sublicense, Licensee's sublicensee would infringe the Patent Rights herein. Notwithstanding the above, Licensee shall not sublicense the right to make Animals (other than through breeding) except for Animals for use by Licensee or its Affiliates.
	9.2	Any sublicense(s) granted by Licensee under this Agreement shall be subject and subordinate to the terms and conditions of this Agreement except that:
(a) the earned royalty rate specified in the sublicenses may be at higher rates than the rates in this Agreement; and
(b) all reports provided by sublicensee(s) shall be made to Licensee.
9.3
Licensee shall provide Licensors notice of any sublicense granted under this Agreement promptly following execution of such agreement and provide Licensors with copies of the portions of any such sublicenses which relate to royalty reporting, confidentiality, and indemnification obligations.
9.4
Each sublicensee of Licensee hereunder shall agree to be bound by all the terms and conditions of this Agreement, including the obligation to make royalty payments in accordance with clause 8.4, but, in accordance with clause 8.4, not more than one royalty payment shall be due to Licensors in respect of a sale of a Product.

9.5
In the event of termination of this Agreement, the sublicenses granted hereunder by Licensee shall continue in effect, on a case-by-case basis, if such sublicensees provide Licensors written notice of their agreement to be bound by all the terms of this Agreement. In such event, the sublicense shall continue as if it was a license agreement directly between Licensors and the sublicensee.
9.6
In respect of each sublicense agreement executed by the Licensee and a sublicensee with respect to the Patent Rights (except sublicenses granted to an Affiliate), the [Confidential Treatment Requested]. Such sublicense fee shall be paid to Licensors within sixty (60) days of said execution of the sublicense agreement by both parties.
	9.7	Licensee shall use commercially reasonable endeavors to ensure that any sublicensee of Licensee performs its obligations under such sublicense agreement.
10.	RECORDS AND REPORTS
10.1
The Licensee agrees to keep true and accurate records and books of account containing all data necessary for the calculation of the royalties payable to Licensors for a period of three (3) years. Such records and books of account shall be kept at the Licensee's principal place of business and shall upon reasonable notice having been given by Licensors to the Licensee be open once per calendar year during the term of this Agreement at Licensee's place of business at a mutually agreeable time during ordinary business hours for inspection by Licensor's duly authorized independent chartered accountant acceptable to Licensee for the sole purpose of verifying the Licensee's royalty statement or payments. The accountant shall report to Licensor only whether there has been an underpayment of royalty, and if so, the amount thereof. Such inspection is to be at the expense of Licensor except in the event that the results of the inspection reveal an under-reporting of royalties due Licensor of five percent (5%) or more, then the costs shall be paid by Licensee within thirty (30) days of written notice to Licensee by Licensor.
10.2
The Licensee within ninety (90) days after each calendar quarter during the term of this Agreement shall deliver to Licensors true and accurate written reports giving the details for Net Sales of Products by the Licensee during such completed calendar quarter. These shall include at least the following:
		10.2.1	quantities of Products sold;
		10.2.2	total billings for Products sold;
		10.2.3	deductions applicable as provided in the definition of Net Sales above; and
		10.2.4	total royalties due.
	10.3	With each such report, the Licensee shall pay to Licensors the royalties due and payable under this Agreement. If no royalties shall be due the Licensee shall so report.
10.4
The royalty on Net Sales made in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco, California, United States) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalties and payments to Licensor shall be made in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be deducted from payments due Licensor: provided, however, Licensee shall use diligent efforts to reduce such non-U.S. taxes, including by cooperating with Licensors in the filing of such documents as may be required to obtain Licensors an exemption from such tax.

10.5
Where Licensors do not receive payment of any sums due to them within the period specified hereunder in respect thereof interest shall accrue on the sum outstanding at [Confidential Treatment Requested] the Bank of England Minimum Lending Rate calculated on a daily basis without prejudice to the right of Licensors to receive payment on the due date therefor.
11.	PATENT PROSECUTION

Licensors shall be responsible for seeking issuance and maintenance of the Patent Rights during the term of this Agreement and shall bear all costs associated therewith. Licensors shall at their sole discretion be entitled to abandon any or all of the patent applications comprised within the Patent Rights, or to abandon or permit to expire any patent so comprised, but prior to doing so Licensors shall provide the Licensee with adequate written notice of its intent in such regard and consult with the Licensee and any other licensees under the same patent right with a view to agreeing upon a course of action to be pursued. If the Licensee alone or jointly with one or more other such licensees should elect to continue such patent right, it or they shall bear the cost of such continuation and Licensee's obligation to pay royalties with respect to such patent application shall terminate. If the Licensors shall abandon any or all of the patent applications, and no licensee elects to continue the prosecution of such patent applications within thirty (30) days of receipt of Licensors' notice of intent to abandon, Licensee's obligation to pay royalties with respect to such patent application shall terminate.
12.	REGISTRATION
	12.1	The Licensee shall take such steps as may be necessary at its own expense to effect the formal registration of this Agreement in each Country in the Territory in which Patent Rights exist.
	12.2	Licensors shall execute all necessary documents and provide all reasonable assistance to the Licensee necessary to effect such formal registration of this Agreement.
13.	TERMINATION
	13.1	Licensors may terminate this Agreement with sixty (60) days written notice to the Licensee if Licensee:
(a) is in default in payment of royalty or milestone payments or providing of reports; or
(b) is in material breach of any provision hereof; or
(c) provides any materially incorrect report;

and Licensee fails to remedy any such default, breach or materially incorrect report, or fails to act reasonably to remedy any default, breach or materially incorrect report within sixty (60) days after receipt of written notice thereof from Licensor; or
(d)
if the Licensee becomes insolvent or becomes the subject of a voluntary petition in bankruptcy and Licensee fails to meet its material obligations hereunder arising within ninety (90) days after the filing of bankruptcy.
	13.2	Upon termination Licensee shall pay to Licensors the appropriate royalties hereunder on all inventoried Products if and when sold by the Licensee and sublicensees.
	13.3	Licensee may terminate this Agreement with sixty (60) days written notice to Licensors.
	13.4	Surviving any termination date:
(a) Licensee's obligation to pay royalties accrued an a pro rata basis;

(b) any cause of action or claim of Licensee or Licensor, accrued, because of any uncured breach or default by the other party; and
(c) the provisions of Sections 10, 14, 16, 24 and 27.
14.	WARRANTIES
14.1
Licensors hereby represent and warrant that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Licensors; (ii) they are the sole owners of all right, title and interest in the Patent Rights; (iii) the Patent Rights are free and clear of any lien, encumbrance, security interest and restriction on transfer or license; (iv) they have not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Patent Rights, or any portion thereof, in conflict with the rights, license and interest granted to Licensee herein; and (v) there are no actions, suits, investigations, claims or proceedings pending or threatened against Licensors in any way relating to the Patent Rights.
14.2
Nothing in this Agreement shall be construed as a representation or warranty that the patents in question are valid or that any manufacture, use, sale or other disposal of the Animals or Products will not constitute an infringement of any patents or other rights not vested in Licensors.
14.3
Except as otherwise expressly set forth in this Agreement Licensors individually or collectively make no representations and extend no warranties of any kind either express or implied including but not limited to warranties of merchantability, fitness for a particular purpose and validity of patent rights or claims issued or pending.
	14.4	Licensee represents that it has the power to enter into this Agreement and to meet its obligations under this Agreement.
15.	DUE DILIGENCE

The Licensee shall use reasonable efforts, consistent with its prudent business judgment, to promote the sale of Products of good marketable quality and shall use reasonable endeavors to meet the market demand therefor.
16.	INDEMNIFICATION AND INSURANCE
16.1
The Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold Licensors collectively and individually and their trustees, officers, and employees harmless against all claims and expenses including legal expenses and reasonable attorney's fees arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Animals, Products or Methods or arising from any obligation of the Licensee hereunder.
16.2
Licensee's obligations under paragraph 16.1 shall not apply to any liability, damage, loss or expense that results from the negligent activities, reckless misconduct or intentional misconduct of Licensors or their trustees, officers, and employees.

16.3
In the event any action is commenced or claim made or threatened against Licensors as to which Licensee is obligated to indemnify them or hold them harmless, Licensors shall promptly notify Licensee of such event. Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against Licensee which relates to Licensee's indemnification and Licensee may take such other steps as may be necessary to protect itself. Licensee shall not be liable to Licensors because of any settlement of any such claim or litigation entered without Licensee's consent. The obligation and right of Licensee to assume the defense of any such action shall be limited to that part of the action commenced against Licensors which relates to Licensee's obligation of indemnification and holding harmless.
16.4
At such time as any product or process developed pursuant to this Agreement is being commercially sold by Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance or self-insurance in appropriate amounts.
17.	INFRINGEMENT
17.1
If either party becomes aware of a suspected infringement or misappropriation of any of the patents licensed hereunder it shall notify the other party promptly in writing giving full particulars thereof. If the alleged infringement consists of any act which (if done by the Licensee) would be within the scope of the License granted under this Agreement, Licensors and the Licensee shall, within a reasonable time of the said notification, consult together with a view to agreeing upon a course of action to be pursued, but Licensors shall not be under any obligation to take such action. In the event either Licensors and/or Licensee and other licensees of the Patent Rights bring an action to cease such infringement, the parties to this Agreement shall cooperate in connection with any such legal action and the party hereto involved in such action shall keep the other party hereto promptly informed of all developments in such action.
17.2
In the event that Licensors fail to commence any actions or proceedings to prevent such suspected infringement of the Patent Rights following the commercial sale or the filing of an application for governmental approval for sale by a third party of a product produced using the Method or within the scope of an issued claim within the Patent Rights, within thirty (30) days after receiving notice thereof, Licensee may place any royalties due under this Agreement in escrow, on a country-by-country basis, for so long as such infringement continues. In the event Licensors fail to commence any action to terminate such infringement within six (6) months from receiving notice of any such suspected infringement, Licensee's obligation to pay royalties under the Patent Rights involved shall terminate, on a country-by- -country basis.
18.	NON-USE OF NAMES

The Licensee shall not use the name of Licensors nor of any of their employees or officers or inventors of the Patent Rights nor any adaptation thereof in any advertising, promotional or sales literature without first obtaining the prior written consent of Licensors, which consent shall not be unreasonably withheld, except as Licensee is required under any laws or government regulations or by the rules or any stock exchange of any country.

19.	MOST FAVORED LICENSEE

If Licensors grant or have granted to any other party a license under the Patent Rights containing terms corresponding to terms in respect of payments under this Agreement (Clause 8), whether by way of lump sum payments or royalties, which are still due to be paid by Licensee after the date of said other agreement, which terms are more favorable to the other licensee than those of this Agreement, the Licensors shall negotiate in good faith with Licensee terms for the present Agreement which harmonize with those of the other agreement providing the Licensee shall not be entitled to a lowering of the amounts due under one aspect of payment e.g. royalties unless it accepts a corresponding harmonization to any other payment term of the other agreement which is less favorable to Licensee, e.g. lump sum payments. Such revision of the Agreement shall not affect any payments which may have been made by or due to be made by Licensee prior to the date of said other agreement except in the event that Licensor grants to any other party a license the terms of which do not provide for payment of an initial license fee of at least twenty thousand pounds sterling (£20,000). This clause shall not affect any other rights reserved to Licensor explicitly or implicitly by the Agreement. Licensors shall promptly notify Licensee of the execution and financial terms of any other license under the Patent Rights.
20.	WAIVER

The waiver by either party of any breach default or omission in the performance or observance of any of the terms in this Agreement by either party shall not be deemed to be a waiver of any other such breach default or omission. Non-assertion of any of a party's rights under this Agreement shall not be construed as a waiver of those rights.
21.	ASSIGNMENT

Neither party may assign this Agreement or any part hereof without the express written consent of the other, which consent shall not be unreasonably withheld; provided, however Licensee may assign this Agreement or any portion hereof to an Affiliate or to a successor of all or substantially all of its business relating to the Patent Rights without the written consent of Licensors. Licensee shall provide Licensors with notice of any such assignment.
22.	NOTICES AND PAYMENTS
	22.1	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given it left at or sent by:
		22.1.1	first class post or express or air mail or other fast postal service; or
		22.1.2	registered post
		22.1.3	to the address below ox to such other address as the party may from time to time designate by written notice to the other.
Medical Research Council 20 Park Crescent London, WIN 4AL
Cell Genesys, Incorporated 322 Lakeside Drive Foster City, California 94404 U.S.A. Attn: President
	22.2	All such notices and documents shall be in the English language. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

	22.3	Any payments to be made by the Licensee to Licensors under this Agreement shall be made by check in U.S. Dollars made payable to Medical Research Council.
23.	MISCELLANEOUS PROVISIONS
23.1
The Parties acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties as to the subject matter of this Agreement and shall not be subject to any change or modification except by the execution of a document signed by the Parties.
23.2
The provisions of this Agreement are severable and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
	23.3	Nothing in this Agreement is intended or shall be deemed to constitute or create a partnership, agency, employer-employee or joint venture relationship between the parties.
24.	CONFIDENTIALITY

Licensors shall maintain the terms of this Agreement and reports and any information provided by Licensee to Licensors pursuant to Sections 8, 9 and 10 in confidence and will not disclose such information or reports to any third party, except as required by law and disclosed after notice to Licensee and after requesting confidential treatment and a protective order, if available. Notwithstanding the above, Licensors may disclose to prior licensees of the Patent Rights, on a confidential basis, the terms relating to payments by Licensee under this Agreement, in accordance with the contractual rights of such licensees corresponding to Clause 19 of this Agreement; provided, however, that Licensors may not disclose the identity of Licensee or any sublicensee of Licensee hereunder or any terms of any sublicense under this Agreement.
25.	INTERPRETATION
	25.1	The headings in this Agreement are inserted for convenience only and shall not affect the construction hereof.
	25.2	Where appropriate, words denoting a singular number only shall include the plural and vice versa.
	25.3	Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended, extended or reenacted.
26.	LAW AND JURISDICTION
This Agreement is to be read and construed in accordance with and governed by the Laws of England so far as the subject matter allows.

27.	ARBITRATION

All disputes arising in any way out of or affecting this Agreement shall be finally settled by binding arbitration, under the then current Rules of Arbitration of the International Chamber of Commerce Court of Arbitration by one (1) arbitrator appointed in accordance with such rules. The arbitration shall be conducted in San Francisco, California, U.S.A. if initiated by Licensors and in London, England if initiated by Licensee. The rules of discovery determined by the arbitrator shall apply thereto. The parties agree that judgment upon the decision and/or award rendered by the decision shall not be appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall nave no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS whereof the Parties or duly authorized officers of the Parties have set their hands the day and year first above written.

SIGNED BY:	)	/s/ MARTIN R. WOOD
for and on behalf of:	)
Medical Research Council,	)	Martin R. Wood Ph.D.
Agricultural Council Institute of	)	Head of Technology Transfer Group
Animal Physiology and Genetics	)
Research, Marianne Bruggemann	)
in the presence of:	)
Name: Gavin Plumpton
Title: Contracts Officer
Signed by:	)	/s/ R. SCOTT GREER
for and on behalf of:	)
Cell Genesys, Inc.	)
in the presence of:	)
Name: R. Scott Greer
Title: Vice President
Witnessed:	/s/ Lori M. Robson Lori M. Robson

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  EXHIBIT 10.68